EX-99(12)(i)

FORM OF OPINION LETTER

[LETTERHEAD OF JORDEN BURT LLP]

[DATE]

Franklin Templeton Variable Insurance Products Trust

One Franklin Parkway

San Mateo, California 94403

Ladies and Gentlemen:

You have requested our opinion as to the Federal income tax consequences of the transaction (the “Reorganization”) pursuant to which the Franklin Aggressive Growth Securities Fund, a series of the Franklin Templeton Variable Insurance Products Trust (“VIP Trust”) (the “Acquired Fund”) will be merged into the Franklin Small Cap Fund, another series of the VIP Trust which has generally similar investment objectives (the “Acquiring Fund”).

This opinion is intended solely for delivery to the VIP Trust, on behalf of the Acquired Fund, the Acquiring Fund, and their applicable shareholders. Only the Trust, the Acquired Fund, the Acquiring Fund, and their applicable shareholders may rely on this opinion. We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or Internal Revenue Service (the “IRS”) position with respect to the issues addressed herein.

We have examined and are familiar with such documents, records and other instruments relating to the Reorganization and the parties thereto as we have deemed appropriate for purposes of this opinion letter, including the Plan of Reorganization dated              (the “Plan”) and the Registration and Proxy Statement filed on              with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Reorganization (the “Registration/Proxy Statement”).

In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration/Proxy Statement, the Officer’s Certificate and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering this opinion, we have also relied on the assumptions stated below, and we have assumed that such representations and facts are correct in all material respects as of the date hereof and will remain correct on the Closing Date of the Reorganization.

If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinions are based on (i) the Internal Revenue of 1986, as amended (the “Code”), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service (“IRS”)) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the laws or regulations, any or all of the individual opinions expressed herein may become inapplicable.

This opinion is intended solely for delivery to VIP on behalf of the Acquired Fund and the

Acquiring Fund and their applicable shareholders. Only VIP, the Acquired Fund, the Acquiring Fund, and their applicable shareholders may rely on this opinion. We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or the IRS position with respect to the issues addressed herein.

ASSUMPTIONS

1. The VIP Trust is a business trust under Massachusetts law and an open-end management investment company operating as a series fund under the Investment Company Act of 1940 (“1940 Act”).

2. The Acquired Fund has been a separate regulated investment company (“RIC”) under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

3. The Acquiring Fund has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

The Board of Trustees of the VIP Trust, on behalf of the Acquired Fund and the Acquiring Fund, has determined, for valid business reasons, that it is advisable to combine the assets of the Acquired Fund into the Acquiring Fund, and the Board of Trustees has adopted the Plan, subject to, among other things, approval by shareholders of the Acquired Fund.

The Board of Trustees of the VIP Trust do not intend for the Acquiring Fund to use a significant portion of the historic business assets that it has received from the Acquired Fund in its business. The Board of Trustees of the VIP Trust intends to sell or otherwise dispose of a significant portion of the assets of the Acquired Fund acquired in the Reorganization.

6. For the taxable year ending on the Closing Date, the Acquired Fund shall calculate, declare and pay ordinary and capital gains dividends on its Class 1 and Class 2 shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains to the close of business on the Closing Date. Any cash dividends shall be automatically reinvested in additional shares of the corresponding class of the Acquired Fund.

7. On the Closing Date, the Acquired Fund shall transfer all of its assets to the corresponding Acquiring Fund in exchange for which the Acquiring Fund shall issue to the Acquired Fund Class 1 and Class 2 shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) equal in aggregate value, in the case of the Acquiring Fund’s Class 1 shares, to the net asset value of the Acquired Fund attributable to the Acquired Fund’s Class 1 shares and, in the case of the Acquiring Fund’s Class 2 shares, the net asset value of the Acquired Fund attributable to the Acquired Fund’s Class 2 shares.

8. On the Closing Date, the Acquired Fund immediately shall distribute to each holder of its outstanding shares the number of Class 1 or Class 2 shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) as shall have an aggregate value equal to the aggregate value of the shares of the same class of the Acquired Fund (including any fractional share rounded to the nearest one-thousandth of a share) which were owned by such shareholder immediately prior to the Closing Date, such values to be determined by the net asset values per share of the appropriate class of the Acquired Fund and the Acquiring Fund on the Closing Date, in exchange for and in cancellation of the shareholder’s shares of the Acquired Fund.

9. The distribution to the shareholders of the Acquired Fund shall be accomplished by establishing an account on the share records of the Acquiring Fund in the name of each registered shareholder of the Acquired Fund, and crediting that account with a number of shares of the appropriate class of the Acquiring Fund determined pursuant to the preceding paragraph. As a result of these transfers, the shareholders of the Acquired Fund will cease to own shares of the Acquired Fund and will instead own shares of Class 1 or Class 2 of the Acquiring Fund having an aggregate net asset value equal to all Class 1 and Class 2 shares of the Acquired Fund on the Closing Date.

10. Following the completion of the distributions described in the preceding paragraphs, the Acquired Fund shall terminate.

11. The shareholders of record of the shares of the Acquired Fund and the Acquiring Fund are separate accounts of insurance companies, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by such insurance companies. The owners of such contracts (“Contract Owners”) have instructed the insurance companies, pursuant to the terms of their contracts, to allocate a portion of the value of such contracts to the sub-accounts of such insurance company separate accounts which invest in the shares of the Acquired Fund or the Acquiring Fund.

OPINIONS

Based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

1. The Reorganization contemplated by the Plan will not qualify as a “tax-free “reorganization under the Internal Revenue Code of 1986, as amended.

2. The transfer of the assets of the Acquired Fund to the Acquiring Fund in exchange for voting stock of the Acquiring Fund that is to be distributed to the shareholders of the Acquired Fund, will be treated as a sale of assets by the Acquired Fund and the Acquired Fund will recognize gain or loss on each of the transferred assets in an amount equal to the difference between (i) the fair market value of such assets, and (ii) the adjusted basis of such assets.

3. The taxable year of the Acquired Fund will end as of the close of business on the day of the Reorganization.

4. The Acquired Fund will be entitled to a deduction for dividends paid to its shareholders in an amount sufficient to offset its regulated investment company taxable income and its capital gains and therefore will not incur any federal income tax liability for its last complete taxable year ending on the date of the Reorganization.

5. Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund on its receipt of assets of the Acquired Fund in exchange for the Acquiring Fund’s voting stock.

6. Under Section 1012 of the Code, the basis to the Acquiring Fund of the assets of the Acquired Fund transferred to it will be the fair market value of such assets as of the Closing Date..

7. Because none of the special rules of Section 1223 of the Code will apply, the holding period for assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will start as of the Closing Date.

8. Each shareholder of the Acquired Fund will receive dividend income to the extent of its share of all dividends declared and paid by the Acquired Fund, including the dividend described in Assumption 5 that is to be declared and paid immediately before the Closing Date.

9. Each shareholder of the Acquired Fund will also recognize gain or loss on the receipt of shares of the voting stock of the Acquiring Fund in exchange for shares of the Acquired Fund equal to the difference between (i) the fair market value of the Acquiring Fund’s shares, and (ii) the Acquired Fund shareholder’s adjusted basis for its shares in the Acquired Fund.

10. Under Section 1012 of the Code, the basis to each shareholder of the Acquired Fund for the shares of the Acquiring Fund received in exchange for its shares of the Acquired Fund will be the fair market value of the shares of the Acquiring Fund as of the Closing Date.

11.Because none of the special rules of Section 1223 of the Code will apply to the stock exchange pursuant to the Reorganization, the Acquired Fund shareholder’s holding period for voting stock of the Acquiring Fund will start as of the Closing Date.

12. No gain or loss will be recognized by any Contract Owner as a result of the Reorganization.

We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above. We express our opinions herein only for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Transferor Portfolio, the Acquiring Portfolio and the shareholders of the Transferor Portfolio on their receipt of the Class 1 or Class 2 shares of the Acquiring Portfolio in exchange for their shares of the Transferor Portfolio pursuant to the Reorganization Agreement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS Rulings and case law, which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion. Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items referred to herein, nor can any assurances be given that the IRS will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of the VIP Trust or the respective shareholders.

We hereby consent to the filing of this opinion as an exhibit to the Registration/Proxy Statements on Form N-14.

Very truly yours,

Jorden Burt LLP